LEGGETT & PLATT, INCORPORATED AND SUBSIDIARIES            Exhibit 11
               COMPUTATIONS OF EARNINGS PER SHARE



                                                                Three Months Ended
                                                                     March 31,
                                                               ----------------------
                                                                  1994        1993
                                                               ---------   ----------

      (Amounts in millions, except per share data)

      EARNINGS PER SHARE

      Weighted average number of common
        shares outstanding  . . . . . . . . . . . . . . .        40.7          39.9

      Dilution from outstanding stock
        options-computed using the
        "treasury stock" method . . . . . . . . . . . . .          .7            .7
      Dilution from shares issuable under
        contingent earnout agreement  . . . . . . . . . .          -             .3
                                                              ---------     ---------
      Weighted average number of common
        shares outstanding as adjusted  . . . . . . . . .        41.4          40.9
                                                              =========     =========

      Net Earnings  . . . . . . . . . . . . . . . . . . .     $  26.0       $  19.6
                                                              =========     =========

      Earnings Per Share  . . . . . . . . . . . . . . . .     $   .63       $   .48
                                                              =========     =========

      NOTE: Previously reported amounts have been restated to reflect acquisitions accounted for as poolings of interests, as discussed in Note 1 to the Consolidated Condensed Financial Statements.